EXHIBIT 10.11

September 12, 2003

Mr. Jim Butler
914 Oak Ridge Drive
Linville, NC 28646

Dear Jim:

Reliant Pharmaceuticals, LLC, a Delaware limited liability company (“Reliant”) with primary offices at 110 Allen Road in Liberty Corner, New Jersey 07938, is pleased to extend this “Offer of Employment” to you.

The following is an outline of the terms of this employment offer:

• Start Date:	September 15, 2003. Employment is full-time.

• Job Title:	Executive Director, Field Force Strategies

• Base Salary:	Your semi-monthly salary is $2250.00, payable the 15th and last day of each month, and is annualized to $54,000.00, minus the appropriate taxes and withholdings.

• Incentive Eligibility:	As an employee, you will be eligible to participate in our incentive compensation program. Definable objectives are/will be established and communicated to you.

• Equity Participation:

You will be eligible to participate in the Company’s Equity Incentive Option Plan pursuant to which you may be granted an option to purchase 15,000 Class One Common Units of the Company which will be subject to automatic vesting upon a change of control of the company pursuant to a separate Change of Control Agreement.  The Company will also recommend an additional grant of an option to purchase 25,000 Class One Common Units.  This grant will not be subject to automatic vesting upon a change of control.  Any grant of such options is solely in the discretion of the Company and subject to approval of the Compensation Committee of the Company’s Board of Managers.  The options will be granted at fair market value (as determined by the Company’s Board of Managers) as of the date of the grant, will vest annually over a four (4) year period from your date of hire and be subject to the other terms and conditions of the Company’s Equity Incentive

Option Plan.

• Benefits:

During your employment with Reliant, you will be eligible for Reliant’s current employee benefits program applicable to your position, subject to all plan terms and eligibility.  The benefits for which you may be eligible are more fully described in the applicable plan summaries and related documents.  The benefits currently offered to full-time employees include group medical, dental, vision and prescription coverage, group life and AD&D insurance, long-term and short-term disability insurance, 401(k) plan, flexible spending account, optional life insurance and select holidays.  You will be eligible for a Combined-Time Off of eighteen (18) days.  Additional information pertaining to benefits can be found in the enclosed employee packet.

• Contingencies:	This offer is contingent upon the following:

1. Our satisfactory completion of a reference check, including a criminal history record information background check.

2. Satisfactory results of your successful completion of testing for drug abuse.

3. Your furnishing us with proof of your identity and authorization to work in the United States.

4. Your execution of a Confidentiality, Non-Compete and Assignment Agreement.

5. Your completion of all other appropriate forms provided to you during the hiring process.

Failure to meet any of these contingencies will make you ineligible for employment.

Although we hope that your employment with us is mutually satisfactory, please note that your employment at Reliant is “at will.”  This means that you may resign from Reliant at any time with or without cause, and Reliant has the right to terminate this employment relationship with or without cause at any time.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

We hope that you accept this offer of employment and look forward to you joining us.  Please sign and date where indicated and return this letter to me to evidence your understanding of these terms and acceptance of this offer.  This offer shall expire September 12, 2003 if we have not received your written acceptance by then.

Sincerely

/s/

Ernest Mario
Chairman and CEO

Accepted:	/s/	Date:	9/17/03